Investor Contact:	Erica Abrams
408-331-3615
ir@shoretel.com

SHORETEL REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2007
Company Delivers 59 % Revenue Growth for Fiscal Year 2007

SUNNYVALE, Calif., August 14, 2007 - ShoreTel, Inc., (NASDAQ: SHOR), a leading provider of enterprise IP telephony solutions, today announced financial results for the fourth quarter and fiscal year ended June 30, 2007.

For the fourth quarter of 2007, revenue was $28.9 million, an increase of 52% over the fourth quarter of 2006. GAAP net income was $1.9 million, or $0.05 per diluted share(1) compared to $1.7 million, or $0.05 per diluted share(1), in the fourth quarter of 2006. GAAP net income in the fourth quarter of 2007 includes $632,000 in stock-based compensation expense, compared to $36,000 in the fourth quarter of 2006.

Excluding stock compensation charges, non-GAAP net income for the fourth quarter of 2007 was $2.5 million, or $0.07 per diluted share(1). This is an increase of 48% compared to a non-GAAP net income of $1.7 million, or $0.05 per diluted share(1), reported in the fourth quarter of 2006.

Gross margin for the fourth quarter of 2007 improved to 64% from 60% in the fourth quarter of 2006.

For fiscal year 2007 revenue was $97.8 million, an increase of 59% compared to fiscal year 2006 revenues of $61.6 million. GAAP net income for the fiscal year was $6.0 million, or $0.17 per diluted share(1), compared to GAAP net income of $4.0 million, or $0.12 per diluted share (1) in the fiscal year 2006. GAAP net income in fiscal year 2007 includes $2.7 million in stock-based compensation expense, compared to $82,000 in fiscal year 2006.

Excluding the above-mentioned charges, non-GAAP net income for fiscal year 2007 was $8.7 million, or $0.24 per diluted share(1). This is an increase of 116% compared to non-GAAP net income of $4.0 million, or $0.12 per diluted share(1) in fiscal year 2006.

Gross margin for fiscal year 2007 improved to 63% from 56% in fiscal year 2006.

As of June 30, 2007, the company had $17.3 million in cash and cash equivalents. After the close of the fourth quarter, ShoreTel completed a successful initial public offering of common stock and raised proceeds of approximately $80 million dollars, prior to the payment of fees for professional services rendered in connection with the IPO.

“We are pleased with our fourth quarter and fiscal year financial results,” commented John W. Combs, chairman, president and CEO of ShoreTel. “We achieved close to $100 million in revenue in fiscal 2007 which represents a major milestone in our business. Our growth resulted from increasing market acceptance of the ShoreTel IP telephony system, the productivity of our high-quality channel partners, and our leadership position in overall customer satisfaction. We believe our advanced distributed architecture provides customers with a communications systems that is the easiest to install, manage and use, while also providing the industry’s highest reliability and a low overall total cost of ownership.

“The completion of our IPO is expected to build additional brand awareness that will enable us to compete in more sales opportunities. We plan to broaden our channel programs to reach larger customers both domestically and internationally. Our unique architecture is a major competitive differentiator and a key factor in driving our compelling win rate.

“We believe that our progress to date is a positive indicator of the opportunity ahead. We are optimistic about our outlook for 2008 and are planning for revenue growth of 40-45% over the prior year. ShoreTel is well-positioned to rapidly grow our top line revenue, expand our customer base and bring new and exciting products and services to the fast growing market for unified communications,” concluded Combs.

(1) Diluted per share amounts reflect the weighted average number of common shares used in the basic net income per share calculation plus the effects of all dilutive securities, including the assumed conversion of redeemable convertible preferred stock.

Operational Highlights

Highlights of fiscal year 2007 included:

AWARDS
•	ShoreTel was again ranked number one in IP telephony satisfaction by Nemertes Research for the fourth consecutive year.
•	ShoreTel was awarded the 2007 Best in VoiceCon Award, recognizing new and exceptional enterprise IP communications solutions.

PRODUCT INTRODUCTIONS
•
ShoreTel 7, the seventh major software release based on a unique combination of a distributed software architecture and a switch-based hardware platform to provide a single point of management. ShoreTel 7 feature set includes new, low cost ShoreGear switches, system management tools and enhanced end user product features.

•	ShoreTel Contact Center product introduced a universal queue, auto answer for inbound calls, release with reason codes and several other productivity enhancing features.
•	IP 8000 conference room phone.
•	ShoreWare System Monitor, a network monitoring tool.
•
Integration packages with several third party applications to allow users to leverage their ShoreTel communications system with business process applications, including Salesforce.com, NetSuite®, Equitrac and Copitrak.

PROGRAMS AND CERTIFICATIONS
•	Introduced the ShoreTel Technology Partner Program to enable third parties to integrate business applications into the ShoreTel communications system.
•	ShoreTel’s integration with Microsoft’s Exchange 2007 product has recently been certified by Microsoft.
•	Introduced the ShoreTel Managed Service Program to allow customers to purchase IP telephony systems through convenient monthly payments for up to ten years.

DISTRIBUTION
•	Added key distributors internationally: Horizon Solutions in the UK, Uptime in Belgium and Westan in Australia.

Business Outlook
Based on current expectations, management is providing the following outlook for the quarter ending September 30, 2007:
•	Revenue is expected to be in the range of $29 to $31 million.

•	GAAP gross margins are expected to be in the range of 62% to 64%.

•	GAAP operating expenses are expected to be in the range of $17.5 million to $18.5 million, including approximately $1 million in stock based compensation expense.

Use of Non-GAAP Financial Measures
ShoreTel reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Many investors have requested that ShoreTel disclose this non-GAAP information because it is useful in understanding the Company’s performance as it excludes non-cash and other special charges that many investors feel may obscure the Company’s true operating performance. Likewise, management uses these non-GAAP measures to manage and assess the profitability of its business and does not consider stock-based compensation expense, which are non-cash charges, in managing its core operations. ShoreTel has provided a reconciliation of non-GAAP financial measure, which reconciliation follows the text of this press release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Conference Call Details for August 14, 2007
ShoreTel will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Daylight Time on August 14, 2007. To access the conference call, dial 800-218-0530 for the U.S. or Canada and 303-262-2139 for international callers. The webcast will be available live on the Investor Relations section of the Company’s corporate website at www.shoretel.com, and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Daylight Time on August 14, 2007 until 11:59 p.m. Pacific Daylight Time on August 17, 2007, by dialing 800-405-2236 or 303-590-3000 for callers outside the U.S. and Canada and entering passcode 11093320.

Legal Notice Regarding Forward-Looking Statements

ShoreTel assumes no obligation to update the forward-looking statements included in this release. This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements by John Combs and statements in the “Business Outlook” section regarding ShoreTel’s anticipated future revenues, gross margins and operating expenses and other financial information. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the timing and volume of shipments of our products, the intense competition in our industry, our reliance on third parties to sell and support our products, supply and manufacturing risks, our ability to control costs as we expand our business, costs and outcome of our litigation with Mitel Networks Corp. and other risk factors set forth in ShoreTel’s Registration Statement on Form S-1 and its free writing prospectus dated June 29, 2007.

About ShoreTel, Inc.
ShoreTel is a leading provider of enterprise IP telephony solutions. ShoreTel voice systems provide customers with a number of key benefits, including ease of use, manageability and lower total cost of ownership than alternative solutions. ShoreTel's distributed software architecture and switched-based hardware platform extend enterprise-class voice services to every office and outpost, keeping employees fully connected wherever they go. Founded in 1996, ShoreTel has achieved broad industry recognition for its technology and high customer satisfaction. For the last four years, IT executives surveyed by Nemertes Research, an independent research firm, have rated ShoreTel highest in customer satisfaction among leading enterprise telecommunications systems providers. A select, worldwide group of channel partners provide service and support. ShoreTel is headquartered in Sunnyvale, California, and has regional offices in the United Kingdom, Sydney, Australia and Munich, Germany. For more information, visit www.shoretel.com or call 877-80SHORE.

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(TABLES TO FOLLOW)

SHORETEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Year Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue:
Product	$25,622	$17,328	$87,095	$55,300
Support and services	3,301	1,756	10,732	6,308
Total revenues	28,923	19,084	97,827	61,608
Cost of revenue
Product (1)	8,480	6,132	29,751	21,855
Support and services (2)	1,983	1,483	6,837	5,425
Total cost of revenue	10,463	7,615	36,588	27,280
Gross margin	18,460	11,469	61,239	34,328
Gross margin %	63.8%	60.1%	62.6%	55.7%

Operating expenses:
Research and development (3)	5,775	3,200	17,224	9,720
Sales and marketing (4)	7,685	4,843	26,126	15,699
General and administrative (5)	3,290	1,828	11,673	4,936
Total operating expenses	16,750	9,871	55,023	30,355
Income from operations	1,710	1,598	6,216	3,973
Other income	280	151	273	248

Income before provision for income taxes	1,990	1,749	6,489	4,221
Income tax provision	(97)	(79)	(408)	(219)
Net income	1,893	1,670	6,081	4,002
Accretion of preferred stock	(13)	(13)	(51)	(51)
Net income available to shareholders	$1,880	$1,657	$6,030	$3,951
Net income per share:
Basic (6)	$0.19	$0.22	$0.70	$0.60
Diluted (7)	$0.05	$0.05	$0.17	$0.12

Shares used in computing net income per share
Basic (6)	9,809	7,522	8,565	6,609
Diluted (7)	36,424	34,546	35,581	33,431

Includes stock-based compensation as follows:
(1)Cost of product revenue	$5	$-	$12	$-
(2)Cost of support and services revenue	44	2	99	16
(3)Research and development	194	8	384	14
(4)Sales and marketing	202	5	533	7
(5)General and administrative	187	21	1,658	45
	$632	$36	$2,686	$82

(6)Basic net income per share and share count have been computed using the weighted average number of common shares outstanding and do not include the dilutive effect of redeemable convertible preferred stock.

(7)Diluted income per share and share count reflect the weighted average number of common shares used in the basic net income per share calculation plus the effects of all potentially dilutive securities, including the assumed conversion of redeemable convertible preferred stock.

SHORETEL, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Year Ended
	June 30,		June 30,
	2007	2006	2007	2006

GAAP gross margin	$18,460	$11,469	$61,239	$34,328
Stock-based compensation in product cost of revenue (a)	5	-	12	-
Stock-based compensation in support and services cost of revenue (a)	44	2	99	16
Non-GAAP gross margin	$18,509	$11,471	$61,350	$34,344

GAAP gross margin %	63.8%	60.1%	62.6%	55.7%
Stock based compensation (a)	0.2%	0.0%	0.1%	0.0%
Non-GAAP gross margin %	64.0%	60.1%	62.7%	55.7%

Total GAAP operating expenses	$16,750	$9,871	$55,023	$30,355
Stock based compensation included in research and
development (a)	194	8	384	14
Stock based compensation included in sales and
marketing (a)	202	5	533	7
Stock based compensation included in general and
administrative (a)	187	21	1,658	45
Total non-GAAP operating expenses	$16,167	$9,837	$52,448	$30,289

GAAP net income available to shareholders:	$1,880	$1,657	$6,030	$3,951
Adjustments for stock-based compensation (a)	632	36	2,686	82
Non-GAAP net income available to shareholders	$2,512	$1,693	$8,716	$4,033

GAAP diluted net income per share (b):	$0.05	$0.05	$0.17	$0.12
Adjustments for stock-based compensation (a)	$0.02	$0.00	$0.07	$0.00
Non-GAAP diluted net income per share (b):	$0.07	$0.05	$0.24	$0.12

(a) Due to the nature of the variables that impact the Company's valuation of stock-based compensation, some of which are outside the control of management, and the non-cash nature of stock-based compensation charges, these expenses are excluded by management when evaluating the Company's core operating results.

(b) Diluted income per share reflect the weighted average number of common shares used in the basic net income per share calculation plus the effects of all potentially dilutive securities, including the assumed conversion of redeemable convertible preferred stock.

SHORETEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	As of	As of	As of
	June 30,	March 31,	June 30,
	2007	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$17,326	$16,811	$12,333
Accounts receivable, net of allowance for doubtful accounts		-
of $320, $256 and $378 at June 30, 2007, March 31, 2007 and June 30, 2006, respectively	19,411	18,790	11,479
Inventories	7,057	6,783	4,656
Prepaid expenses and other current assets	3,372	2,179	852
Total current assets	47,166	44,563	29,320
Property and equipment, net	2,933	2,330	1,556
Other assets	2,935	1,219	9

Total assets	$53,034	$48,112	$30,885

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,433	$8,087	$3,958
Accrued liabilities and other	2,807	2,513	2,273
Accrued employee compensation	3,782	3,000	2,918
Deferred revenue	10,126	8,520	3,963
Total current liabilities	24,148	22,120	13,112
Long-term liabilties

Preferred stock warrant liability	549	666	-
Long-term deferred revenue	3,825	3,450	2,609
Total long-term liabilities	4,374	4,116	2,609
Total liabilities	28,522	26,236	15,721
Redeemable convertible preferred stock	56,341	56,329	56,332

Stockholders' equity (deficit):

Common stock	53,206	52,522	50,277
Deferred stock compensation	(237)	(284)	(335)
Notes receivable from shareholders	-	-	(231)
Accumulated deficit	(84,798)	(86,691)	(90,879)
Total stockholders' equity (deficit)	(31,829)	(34,453)	(41,168)

Total liabilities and stockholders' equity (deficit)	$53,034	$48,112	$30,885